EXHIBIT 10.12



Mr. Bill Callahan                                                 March 23, 1999
620 Northwood Drive
Iowa City, Iowa 52245


Re: Termination of Employment


This letter sets forth the Terms & Conditions relating to your termination of employment with XATA Corporation.


NOTICE DATE: February 17, 1999


EFFECTIVE DATE: April 16, 1999


         During the period February 17, through April 16, 1999, you will receive your Current base pay along with the normal company benefits.

         The disbursement of accrued personal time will be made within ten (10) working Days of the return in good working condition, where applicable, of all Company property.


NON-DISCLOSURE, CONFIDENTIALITY AND COVENANT NOT TO HIRE:

         For a period of twelve (12) months, you agree to abide by the terms and conditions Set forth in the XATA Corporation Employee Agreement.




Edward T. Michalek
Chief Executive Officer
XATA Corporation